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Yoshitomo Nara



Mumps (1993)

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Prime Style, Attractive Price

Similar Paintings Sold for More

Similar portraits by Nara have recently sold for prices above our offering size, indicating potential heights for this style.



Similar Sale #1

$1.61M (2018)

China Guardian



Similar Sale #2

$1.65M (2020)

Phillips



Similar Sale #3

$1.51M (2024)

Sotheby's



Our Offering

$1.47M

Now Available

$

Market Mainstay

Top Living Contemporary Artist

In 2024, Nara totaled $61 million in auction turnover, making him the most expensive living artist in the contemporary cohort (artists born '45 to '74). In 2025, he's on track to finish in that position again.


Sotheby's

Sotheby's HK, 2025
Cosmic Eyes (in the Milky Lake) (2005) (Sold for $11.5M)

91% Track Record

Consistent Appreciation

Across 79 repeat sales between 2003 and 2025, Nara's works have appreciated in value 91% of the time, according to our data. Some examples below:

		Purchase Price	Sale Price
	**Yoshitomo Nara** *Vicky* (1990)	**$19.3K** Apr 2013	**$38.6K** Apr 2017
	**Yoshitomo Nara** *Night Fishing* (1995)	**$1M** May 2017	**$2.8M** MAy 2023
	**Yoshitomo Nara** *The Girl With The Black Eye* (1999)	**$144K** Apr 2013	**$616K** Oct 2021